Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the "Agreement") is made this 1st day of July, 2015, between SavDen Group Corp., a Nevada corporation (hereinafter referred to as the “Provider”) and Grüne Weltraumtechnik, GmbH, hereinafter referred to as "Company".

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. SERVICES. The Provider creates business plan for the Company and integrates it to Provider’s web-based service in order to create, upload, store, transmit, disseminate, print and otherwise distribute business plans (herein, “Content”). The web-based service is on the development stage and the Company will use The Service is at its own risk.

2. TERM. The term of this Agreement shall be for a period of six months commencing July 1, 2015, and is renewable for successive terms by mutual agreement of the parties.

3. COMPENSATION OF PROVIDER. The full price of the Agreement is $5,000. The Company hereby agrees to prepay Provider $2,500.

4. RELATIONSHIP OF PARTIES. This Agreement shall not constitute an employer-employee relationship. It is the intention of each party that Provider shall be an independent contractor and not an employee of the Company. Provider shall not have authority to act as the agent of the Company except when such authority is specifically delegated to Provider by the Company. Subject to the express provisions herein, the manner and means utilized by Provider in the performance of Provider's services hereunder shall be under the sole control of the Provider. All compensation paid to Provider hereunder shall constitute earnings to Provider from self-employment income. The Company shall not withhold any amounts therefrom as federal or state income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act (Social Security) or any similar federal or state law applicable to employers and employees.

5. NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or when deposited in the mail, postage prepaid, addressed to the other party at the address appearing at the end of this Agreement. Either party may change its address by written notice made in accordance with this section.

6. BENEFIT OF AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, administrators, executors, successors, subsidiaries and affiliates.

7. GOVERNING LAW. This Agreement is made and shall be governed and construed in accordance with the laws of the state of Nevada.

8. ASSIGNMENT. Any attempt by either party to assign any rights, duties or obligations which arise under this Agreement without the prior written consent of the other party shall be void, and shall constitute a breach of the terms of this Agreement.

9. ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement between the Company and the Provider. No promises, guarantees, inducements, or agreements, oral or written, express or implied, have been made other than as contained in this Agreement. This Agreement can only be modified or changed in writing signed by the party or parties to be charged.

10. LITIGATION EXPENSES. If any action at law or in equity is brought by either party to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and disbursements in addition to any other relief to which it may be entitled.

    In witness whereof, the parties have executed the day and year first above written.

SavDen Group Corp. BY: /s/ Denis Savinskii President	Grüne Weltraumtechnik, GmbH BY: /s/ Christopher Strünk Director